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UNUM CORPORATION AND SUBSIDIARIES
FORM 10-Q
SEPTEMBER 30, 1995

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   Three Months Ended  Nine Months Ended
                                        September 30,   September 30,
                                        --------------  -------------

(Unaudited - Dollars in millions)         1995   1994    1995   1994
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Earnings:
 Income (loss) from continuing operations
      before income taxes                $ 91.1 $(105.1) $297.1 $128.9
 Add:  Fixed charges                       12.8     7.8    34.9   20.7
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Earnings as adjusted                     $103.9 $ (97.3) $332.0 $149.6
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Fixed charges:
 Interest expense                        $ 10.2 $   5.0  $ 26.8 $ 12.5
 Interest portion of rent expense           2.6     2.8     8.1    8.2
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Total fixed charges                      $ 12.8 $   7.8  $ 34.9 $ 20.7
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Ratio of earnings to fixed charges          8.1   (12.5)    9.5    7.2
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For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of net income (loss) plus income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.